                                                                   Exhibit 4.7


                               PURCHASE AGREEMENT

         THIS NOTE PURCHASE AGREEMENT (the "Agreement") is effective as of this 9th day of December, 2003 between Epixtar Corp., its subsidiaries and Note Investors by and among Epixtar Corp., a Florida corporation, with offices at 11900 Biscayne Boulevard, Miami, Florida 33181 (the "Company") and the purchasers executing this Agreement as set forth on the signature page (collectively, the "Purchasers").

                                    RECITALS

         WHEREAS, simultaneously with the execution of this Agreement the Purchasers executing this Agreement now or on any subsequent date desire to purchase 7% Secured Convertible Notes of the Company (the "Notes") and five-year Warrants (the "Warrants") to purchase common stock of the Company (the "Common Stock") at an exercise price of $5.00 along with such registration rights as set forth in the Registration Rights Agreement (the "Registration Rights Agreement");

         WHEREAS, the Notes shall have the terms set forth in the form attached as Exhibit "A" hereto, the Warrants shall be in the form attached hereto as Exhibit "B" and the Registration Rights Agreement shall be in the form attached hereto as Exhibit "C";

         WHEREAS, in conjunction with the Notes, the Company has executed a Security Agreement (the "Security Agreement") securing the payment of the Notes, in the form of the attached Exhibit "D"; and

         WHEREAS, the Notes and the Warrants shall be sold in "Units" consisting of a Note in the minimum amount of $100,000 and one Warrant to purchase 12,500 shares of Common Stock with up to 15 units offered (hereinafter, the Notes, Warrants, and any shares of Common Stock issued upon conversion of the Notes or exercise of the Warrants shall be referred to, collectively, as the "Securities").

         NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, to this Agreement desiring to be legally bound hereby agree as follows:

                                    AGREEMENT

         1. Purchase and Sale of Notes; Issuance of Warrant. Simultaneously with the receipt of payment of the purchase price by check or by wire transfer to the Company's bank account and (i) this Agreement (ii) the Security Agreement and
(iii) the Registration Rights Agreement executed by each of the Purchasers, the Company shall deliver to each Purchaser the Notes and Warrants to be purchased by such Purchaser. The date on which such exchange takes place shall be referred to hereinafter as the "Closing Date."

         2. Representations and Warranties of the Company. Except as set forth in the attached Schedule of Exceptions, ("Schedule") or in the Securities Filings as hereafter defined, the Company hereby represents and warrants to each Purchaser as follows:

                  (a) Organization, Good Standing and Power. The Company is a corporation duly incorporated validly existing and in good standing under the laws of Florida and has all requisite corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed as a foreign corporation and is in good standing in all jurisdictions where the nature of its business or property makes such qualification or licensing necessary and where the failure to do so would have a material adverse effect on its condition (financial or otherwise), business, properties, assets, liabilities (including contingent liabilities), results of operations or current prospects of the Company and its subsidiaries, taken as a whole (hereinafter a "Material Adverse Effect").

                  (b) Corporate Power. The Company will have at the Closing Date all requisite legal and corporate power to execute and deliver this Agreement, the Notes, the Warrant, the Registration Rights Agreement and the Security Agreement (the Warrant, the Registration Rights Agreement and the Security Agreement are hereinafter collectively referred to as the "Related Agreements") and to consummate any other transactions contemplated by the terms of this Agreement and the Related Agreements, including the delivery of certificates for the Notes and to carry out and perform its obligations under the terms of this Agreement and the Related Agreements.

                  (c) Authorization, Enforcement. (i) The execution and delivery of the Agreement, the Notes, and Related Agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required, and (ii) the Agreement, the Notes and Related Agreements have been duly executed and delivered by the Company, and at the Closing shall constitute valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

                  (d) Capitalization

                           (i) Capital Stock. The authorized capital stock of
the Company consists of (1) 50,000,000 shares of Common Stock of which 10,668,067 shares will be issued and outstanding immediately prior to the Closing Date and (2) 10,000,000 shares of Preferred Stock to be issued in series of which 250,000 shares has been designated as Series A and of which 23,510 shall be issued and outstanding prior to the Closing Date other than the shares to be issued pursuant to conversion of the Notes or exercise of the Warrants. The outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws.

                           (ii) Reserved Capital Stock. The Company has reserved
a sufficient number of shares of Common Stock for issuance upon conversion of the Notes and exercise of the Warrants. The Company has presently reserved (1) 4,000,000 shares of its Common Stock for issuance to employees, consultants or directors under its Stock Option Plan, and (2) our 5,000,000 shares of Common Stock for issuance pursuant to outstanding warrants.

                           (iii) Obligations With Respect to Capital Stock.
Except as set forth in this Agreement, the Schedule or Securities Filings (as defined in Section 2(k) hereinafter) no options, warrants, subscriptions or purchase rights of any nature to acquire from the Company shares of capital stock or other securities are authorized, issued or outstanding, nor is the Company obligated under its charter documents or under any agreement by which the Company is bound to issue shares of its capital stock or other securities, except as contemplated by this Agreement. There are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by relevant federal and state securities laws and as otherwise contemplated by this Agreement. To the Company's best knowledge except as provided for in the Articles of Amendment, there are no agreements, understandings, trusts or other collaborative arrangements or understandings concerning the voting of the capital stock of the Company.

                  (e) Solvency. The Company is solvent.

                  (f) No Conflicts. The execution, delivery and performance of this Agreement the Notes, and the Related Agreements by the Company and the consummation by the Company of the transactions contemplated herein do not and will not (i) violate any provision of the Company's Articles of Incorporation or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or other foreign statute, rule, regulation, order, judgment or decree (including any federal or state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases, for such conflicts, defaults, termination, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

                  (g) Financial Statements. The financial statements of the Company comply as to form in all material respects with applicable accounting requirements under GAAP or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). For purposes hereof, the term "GAAP" shall mean the United States Generally Accepted Accounting Principles as those conventions, rules and procedures are determined by the Financial Accounting Standard Board and its predecessor or successor agencies.

                  (h) No Undisclosed Liabilities. The Company has no liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any subsidiary (including the notes thereto) in conformity with GAAP which are not disclosed in the Schedule of Exceptions, other than those incurred in the ordinary course of the Company's business since June 30, 2003 and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

                  (i) Compliance with Law. The Company has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (k) SEC Reports. The Company has filed in a timely manner all documents that the Company was required to file under the Securities Exchange Act of 1934 as amended (the "Exchange Act") during the 12 months preceding the date of this Agreement and such documents and the Company's registration statement under the Securities Act of 1933 as amended, (the "Securities Act") on form SB-2 (collectively, the "Securities Filings") complied as to form in all material respects with the SEC's requirements as of their respective filing dates, and the information contained therein as of the date thereof did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading.

                  (l) Books and Records. The records and documents of the Company accurately reflect in all material respects the information relating to the business of the Company, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company.

                  (m) Securities Laws. The Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Securities hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy the Securities or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person (other than the Purchasers), so as to bring the issuance and sale of the Securities under the registration provisions of the Securities Act and applicable state securities laws. Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.

                  (n) Changes. Since June 30, 2003 (the "Statement Date"), there has not been: any change in the assets, liabilities, financial condition or operating results of he Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse.

                  (o) Litigation. There are no actions, suits, proceedings or investigations pending or, to the Company's knowledge, threatened against, the Company or its properties (not, to the Company's knowledge against any of the officers or directors of the Company) before any court, arbitrator or governmental agency which, in the case of actions, suits, proceedings or investigations pending or threatened against officers or directors of the Company, either in any case or in the aggregate, might result in any material adverse change in the business or financial condition of the Company or any of its properties or assets, or in any material impairment of the right or ability of the Company to carry on its business as now conducted or as proposed to be conducted, or in any material liability on the part of the Company, and none which questions the validity of the Agreements, the right of the Company to enter into the Agreements or consummate the transactions contemplated hereby or thereby, or any action taken or to be taken in connection herewith, nor is the Company aware that there is a reasonable basis for any of the foregoing.

                  (p) Brokers or Finders; Other Offers. Except for fees payable to a finder. As hereinafter set forth, the Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finder's fees or agent's commissions or any similar charges in connection with this Agreement and the Related Agreements.

                  (q) Disclosure. The Company has fully provided each Purchaser with all the information which such Purchaser has requested for deciding whether to acquire the Securities and all information which the Company believes is reasonably necessary to enable such Purchaser to make such decision. No representation or warranty of the Company contained in this Agreement, the Notes and the Related Agreements and the exhibits and schedules attached hereto and thereto, any certificate furnished or to be furnished to Purchasers at the Closing or other written information furnished to the Purchasers or their counsel in connection with the transactions contemplated by this Agreement and the Related Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact known to the Company that has not been disclosed herein or in the Related Agreements, or in any other agreement, document or written statement furnished by the Company to the Purchasers in connection with the transactions contemplated hereby and thereby which is specific to the Company, as opposed to the industry in which the Company operates, and which materially adversely affects or is reasonably likely to materially and adversely affect the business, properties, assets or financial condition of the Company

                  (t) Customers and Suppliers. No customer or supplier that was significant to the Company during the period covered by the Financial Statements or that has been significant to the Company thereafter, has terminated, materially reduced or, to the Company's knowledge, threatened to terminate or materially reduce its purchases from or provision of products or services to the Company, as the case may be.

         3. Representations and Warranties of Purchasers.

                  (a) Investment Intent. Each of the Purchasers represents, individually, that he/she/it has acquired the Notes and Warrants, and will acquire the shares of Common Stock issuable upon the conversion of the Notes or the exercise of the Warrants (hereinafter, the "Shares") for investment and not with a view to, or for sale in connection with, any distribution thereof nor with any present intention to sell the Shares. The undersigned will not offer or transfer the Shares except pursuant to an effective registration statement pursuant to the Securities Act of 1933 (the "Securities Act") or an exemption from such requirements as set forth in an opinion of counsel. The certificates for the Shares shall contain a legend to such effect and be subject to a stop transfer order. No other person has a direct or indirect beneficial interest in the Shares. Except as set forth herein, the Company has no obligation to register the Shares under the Securities Act, or to assist the undersigned in complying with an exemption from registration under the Securities Act.

                  (b) Experience. Each of the Purchasers represents and warrants that he/she/it has such knowledge and experience in financial and business matters that he/she/it is and will be capable of evaluating the risks and merits of an investment in the Shares to be purchased hereby and that each is able to bear the economic risks, including total loss, of investing in the Shares.

                  (c) No Review. Each of the Purchasers understands that no federal or foreign agency has passed upon the Shares or made any findings or determination as to the fairness of this investment.

                  (d) Approvals Required. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement by the each of the Purchasers or the consummation of the transactions described herein, except as disclosed herein and, except to the extent that each of them or the Company is required to file reports in accordance with relevant regulations under Federal securities laws.

                  (e) Accuracy of Information. All information furnished in the Note Purchase Agreement completed by the undersigned is true and correct in all respects.

                  (f) Acknowledgement of Risks. Each of the Purchasers acknowledges the existence of the risks set forth in the Securities Filings including a risk that the Company may not be able to operate at a profit.

                  (g) Accredited Investor. Each of the Purchasers further represents that he/she/it is an Accredited Investor within the meaning of Regulation D because the Purchasers is one of the types of persons listed below as indicated by such person's check of the appropriate category. (Please check the appropriate paragraph[s]).

         (1) Any bank as defined in section 3(a)(2) of the Act, or any savings
 ----- and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited Investors;

         (2) Any private business development company as defined in section
 -----   202(a)(22) of the Investment Advisers Act of 1940;

   X     (3) Any organization described in section 501(c)(3) of the Internal
 ----- Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

         (4) Any director, executive officer, or general partner of the issuer
 ----- of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

         (5) Any natural person whose individual net worth, or joint net worth
 -----   with that person's spouse, at the time of his purchase exceeds
         $1,000,000;

         (6) Any natural person who had an individual income in excess of
 ----- $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

         (7) Any trust, with total assets in excess of $5,000,000, not formed
 ----- for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii); and

         (8) Any entity in which all of the equity owners are accredited
 -----   investors or whose net worth is at least $5 million.

                  (h) Representations and Warranties. The foregoing representations and warranties are true as of the Closing Date. If such representation and warranties shall not be true in any respect prior to such date, each of the Purchasers will give prompt written notice of such fact to the Company.

                  (i) Further Acknowledgments. Each of the Purchasers further acknowledges that he/she/it has carefully reviewed the Securities Filings. Each of them has had the opportunity to ask questions and receive answers from representatives of the Company. The Company has made available to the Purchasers all documents requested and has provided answers to all of their questions relating to an investment in the Company. In evaluating their decisions to purchase the Notes and Warrants subscribed for, each of the Purchasers has relied solely upon information contained in the Schedule or the Securities Filings and independent investigations made by them.

                  4. Miscellaneous.

                  (a) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  (b) Governing Law; Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the internal laws of the State of Florida, without giving effect to principles of conflicts of law thereof. In addition, the parties hereto agree that (i) any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the courts of the State of Florida for and in Miami, Florida, (ii) waive any objection which the parties may have now or hereafter based upon forum non conveniens or to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the jurisdiction of the federal and state courts for and in Miami, Florida in any such suit, action or proceeding. FURTHER, THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION TO ENFORCE THIS AGREEMENT AND IN CONNECTION WITH ANY DEFENSE, COUNTERCLAIM OR CROSS CLAIM ASSERTED IN ANY SUCH ACTION.

                  (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

                  (d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  (e) Survival. The warranties, representations, agreements and covenants of the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

                  (f) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or five days after being deposited in the U.S. mail as certified or registered mail with postage prepaid with receipt. Such notice shall be addressed to the Purchasers at such party's address as set forth on the signature page and such notice if addressed to the Company shall be sent to the address above (with a copy to Michael D. DiGiovanna, 212 Carnegie Center, Suite 206, Princeton, New Jersey, 08540) or as subsequently modified by written notice.

                  (g) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and Purchasers accounting for 67% in dollar amount of the purchases made in this offering. Any amendment or waiver affected in accordance with this Section 5(g) shall be binding upon the Purchasers, each future holder of the Securities, and the Company.

                  (h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then such provision shall be excluded from this Agreement, and the balance of the Agreement shall be enforceable in accordance with its terms.

                  (i) Entire Agreement. This Agreement, and the documents referred to herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

                  (j) Expenses. The Company and each Purchaser shall pay their respective costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement.

                   [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK
                           SIGNATURE PAGES TO FOLLOW]

         IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first written above.

                                            THE COMPANY:

                                            Epixtar  Corp.

                                            By:
                                               ------------------------------
                                            Name: Martin Miller
                                            Title: Chairman and CEO

   Generation Capital Associates

   By:
      ---------------------------------
         Fred A. Brasch, CFO

   Date:
        -------------------------------

   The Hart Organization Corp.

   By:
      ---------------------------------
         Frank E. Hart, President

   Date
       --------------------------------

---------------------------------------
          Howard Commander

                                   PURCHASERS

Signature Name and Address                  Amount                              Warrants to be
of Purchaser and tax
identification number                                                           Received
---------------------                                                           --------

Generation Capital Associates               $400,000                             50,000
1085 Riverside Trace                        --------                            -----------------------
Atlanta, GA 30328
Tel: 404 303-8450
Fax 404 257-9125



The Hart Organization Corp.                 $50,000                               6,250
1085 Riverside Trace                        -------                            -----------------------
Atlanta, GA 30328
Tel: 404 303-8450
Fax: 404 257-9125



Howard Commander                            $50,000                               6,250
Box 635                                     -------                            -----------------------
County Route 34
New Lebanon, N.Y. 12125



                                            $
-----------------------                       ---------------                  ---------------

-----------------------

-----------------------



                                            $
-----------------------                       ---------------                  ---------------

-----------------------

-----------------------

                                                                       EXHIBIT A

                                  Form of Note

                                                                       EXHIBIT B

                                 Form of Warrant

                                                                       EXHIBIT C

                                     Form of

                          REGISTRATION RIGHTS AGREEMENT

                                                                       EXHIBIT D

                                     Form of

                               SECURITY AGREEMENT